EXHIBIT 99.1

News Release

CONTACT:
Judith T. Murphy (Investor Relations)	Steve Dale (Media Relations)
(612) 303-0783	(612) 303-0784
U.S. BANCORP ANNOUNCES AGREEMENT TO SELL $2 BILLION OF CONVERTIBLE
SENIOR DEBENTURES DUE 2035
MINNEAPOLIS December 5, 2005 — U.S. Bancorp (NYSE: USB) today announced that it had priced a private placement of $2 billion aggregate principal amount of its floating rate convertible senior debentures due 2035 (the “convertible debentures”). The convertible debentures will bear interest at a floating rate equal to three-month LIBOR minus 1.46%, payable quarterly in arrears. The convertible debentures have an initial conversion rate of 27.1370, representing an initial conversion price of $36.85, which is a premium of 20.0% over U.S. Bancorp’s closing stock price of $30.71 on December 5, 2005. U.S. Bancorp has granted the initial purchasers a 13-day option to purchase an additional $500 million of the convertible debentures.
U.S. Bancorp will use a portion of the net proceeds from this offering to fund repurchases of up to 4.1 million shares of its common stock simultaneously with this offering and expects to use the remainder for general corporate purposes, including possible additional share repurchases.
If converted, holders of the convertible debentures will receive cash up to the principal amount of a debenture and, if the market price of U.S. Bancorp common stock exceeds the conversion price in effect on the conversion date, holders will also receive a number of shares of U.S. Bancorp common stock per convertible debenture as determined pursuant to a specified formula, subject to U.S. Bancorp’s option to cash settle all or some of its delivery obligations.
U.S. Bancorp may redeem all or some of the convertible debentures for cash at any time on or after December 11, 2006, at 100% of their principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. On each of December 11, 2006, March 11, 2007, June 11, 2007 and September 11, 2007 and December 11, 2007, 2010, 2015, 2020, 2025 and 2030, or upon the occurrence of a change in control, the holders of the convertible debentures may require U.S. Bancorp to repurchase the convertible debentures for cash at a price equal to 100% of the principal amount of the debentures submitted for repurchase, plus accrued and unpaid interest, if any, to but not including the repurchase date.
The offering is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.
This announcement is neither an offer to sell nor the solicitation of an offer to buy the convertible debentures or the shares issuable upon conversion and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.
Neither the convertible debentures nor the shares issuable upon conversion have been registered under the Securities Act or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from the registration requirements of the Securities Act.

Minneapolis-based U.S. Bancorp, with $207 billion in assets, is the 6th largest financial holding company in the United States. The company operates 2,411 banking offices and 4,999 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is home of the Five Star Service Guarantee, in which the company pays customers if certain key banking benefits and services are not met. U.S. Bancorp is the parent company of U.S. Bank.
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This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward- looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non- banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.